Exhibit D-3(b)




                                      BEFORE THE

                        PENNSYLVANIA PUBLIC UTILITY COMMISSION


          In re:

            SECURITIES CERTIFICATE OF PENNSYLVANIA :   Securities Certificate
            ELECTRIC COMPANY IN RESPECT OF         :   No.
            NUCLEAR FUEL LEASE                     :



          TO PENNSYLVANIA PUBLIC UTILITY COMMISSION


                    1.   The name and address  of the public utility filing

          this Securities Certificate are:

                         Pennsylvania Electric Company ("Penelec")
                         2800 Pottsville Pike
                         Reading, Pennsylvania 19605

                    2.   The names and  addresses of  the public  utility's

          attorneys are:

               Walter A. Boquist, II, Esquire
               Vice President
               Pennsylvania Electric Company
               2800 Pottsville Pike
               Reading, Pennsylvania  19605

               Robert C. Gerlach, Esq.
               Ballard Spahr Andrews &
                  Ingersoll
               1735 Market Street - 51st Flr.
               Philadelphia, PA  19103

                    3.   Penelec  is a  public  utility as  defined in  the

          Pennsylvania  Public Utility  Code.   Penelec  is a  Pennsylvania

          corporation  governed  by the  Business  Corporation  Law of  the

          Commonwealth  of  Pennsylvania  and  pursuant  to  such  law  has corporate power and  authority, among other things, to  render to the  public  electric  and  steam  heat  service  to  the  public


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          throughout Pennsylvania.  Penelec renders electric service to the public  in numerous  municipalities  in  thirty-one  counties  in western, northern and south-central Pennsylvania.

                    4.   All of the outstanding  Common Stock of Penelec is

          owned  by  General   Public  Utilities  Corporation  ("GPU"),   a

          Pennsylvania corporation.

                    5.   This  Securities  Certificate   pertains  to   the

          obligations  of  Penelec  under  a lease  arrangement,  which  is proposed  by Penelec to be amended and/or restated, for its share of  certain nuclear  fuel,  fuel assemblies  and component  parts

          ("Nuclear  Material") at the Three Mile Island Unit No. 1 nuclear

          generating  station  ("TMI-1"),   which  is   jointly  owned   by

          Metropolitan Edison  Company (50%), Jersey Central  Power & Light

          Company  (25%)   and  Penelec  (25%)   (collectively,  the   "GPU

          Companies").  TMI-1 is  operated and maintained on behalf  of the

          GPU Companies by  GPU Nuclear Corporation,  a subsidiary of  GPU.

          Because the  existing lease  arrangement has  an initial  term in

          excess   of  one  year  and  certain   provisions  of  the  lease

          arrangement  may   be  deemed   under  Section  1901(c)   of  the

          Pennsylvania  Public  Utility  Code  to  constitute a  contingent liability of Penelec for obligations of another, in this case the

          TMI-1  Fuel Corp.  described  below, Penelec  filed a  Securities

          Certificate  (S-910140)   with  respect  to  the  existing  lease

          arrangement and  is filing  this Securities Certificate  with the

          Commission  with   respect  to  the  proposed   amendment  and/or

          restatement thereof.   Reference is  also made to  Certificate of

          Public  Convenience   (A-110400),  under  which   the  Commission

          authorized Penelec  to  sell  a 25%  undivided  interest  in  the



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          Nuclear Material for  TMI-1 for  the purpose of  entering into  a lease arrangement therefor.

                    Under the  existing lease  arrangement, a  nuclear fuel

          trust ("Fuel Trust") was  established in accordance with  a trust agreement  ("Trust  Agreement") under  which United  States Trust

          Company of New York acts as trustee.  The  Fuel Trust is the sole stockholder  of a  non-affiliated  corporation (the  "TMI-1  Fuel

          Corp.").   Penelec entered  into a  lease agreement  ("1991 Lease

          Agreement")  by which  TMI-1  Fuel Corp.  leases a  25% undivided

          interest  in   the  Nuclear   Material  for  TMI-1   to  Penelec,

          corresponding to Penelec's undivided ownership interest in TMI-1.

          In connection  with the 1991 Lease Agreement, The Prudential Life

          Insurance  Company  of  America  and certain  of  its  affiliates

          (collectively, "Prudential")  entered  into a  lending  agreement described  below to provide for borrowings by TMI-1 Fuel Corp. of up to $31.25  million to finance the  acquisition costs of a  25%

          undivided  interest  in the  Nuclear  Material  under such  lease agreement.

                    As  a result of a  recent review and  analysis of their

          nuclear fuel financing arrangements, the GPU Companies determined that they could likely achieve certain cost savings by pursuing a

          new   funding  arrangement.    Consequently,  the  GPU  Companies

          conducted a series of discussions with other lending institutions with a view towards establishing a new credit facility to provide financing for the acquisition  of Nuclear Material.  As  a result of those discussions, the  GPU Companies have now entered  into a commitment letter with Union Bank of Switzerland, New York Branch

          ("UBS" or the  "Agent") to  provide a new  credit facility  which



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          would provide for  borrowings by  TMI-1 Fuel Corp.  from UBS  and other lenders for which UBS would act as agent (collectively, the

          "Lenders").

                    Accordingly,  Penelec,  together  with  the  other  GPU

          Companies  have notified  Prudential that  TMI-1 Fuel  Corp. will terminate their existing lending arrangements with  Prudential on or before December 27, 1995.  TMI-1 Fuel Corp. will  enter into a

          new   credit  facility  ("New  Credit  Facility")  providing  for aggregate borrowings  of up to  $110 million ($27.5  million with respect  to  a 25%  undivided  interest in  the  Nuclear Material corresponding to Penelec's ownership interest in TMI-1) and under which (i) letters of credit would  be issued by UBS, as agent, to provide credit enhancement for  commercial paper to be  issued by

          TMI-1 Fuel Corp. and (ii) revolving credit loans would be made by

          the  Lenders to  TMI-1 Fuel  Corp.   In addition, the  1991 Lease

          Agreement would  be amended  and/or restated in  certain respects consistent with the establishment of the New Credit Facility.

               1991 Lease Agreement.

                    1.   To provide  for the  financing of a  25% undivided

          interest in the Nuclear Material, TMI-1 Fuel Corp. and Prudential

          entered  into a floating rate  loan agreement, a  fixed rate loan agreement and a security  agreement.  TMI-1 Fuel Corp.  has since issued  and sold to Prudential  from time to  time its promissory notes  pursuant to  the floating  rate loan  agreement ("Existing

          Notes")  representing borrowings  made  from  Prudential (or  its affiliates) to  pay for  unrecovered acquisition  costs of  a 25%

          undivided  interest  in the  Nuclear  Material  and payments  for

          related  costs and  services  ("Acquisition Costs").   (To  date,



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          TMI-1 Fuel Corp. has not made any borrowings under the fixed rate loan agreements.)  Under the 1991 Lease  Agreement, the principal amount  of Existing  Notes outstanding  at any  one time  may not

          exceed $31.25 million.   The  Existing Notes are  secured by  the

          1991 Lease Agreement (and the lease payments made thereunder) and a  25%  undivided  interest  in the  Nuclear  Material  and  bear interest  at a floating rate equivalent to the Lease Rate defined in subparagraph 3 below.

                    2.   The 1991 Lease Agreement  provided for an  initial

          term  of  two years  following  which it  is  renewable annually,

          subject  to the satisfaction  of certain conditions  and to early termination upon  the occurrence of certain events.  In addition,

          either TMI-1 Fuel Corp.  or Penelec may terminate the  1991 Lease

          Agreement at the  end of any  annual renewal term, upon  at least five months prior written notice.

                    3.   (a) Under the 1991  Lease Agreement, Penelec  pays

          to TMI-1 Fuel Corp. a monthly rental payment consisting of (i)  a

          British  Thermal  Unit,  or  so-called  "burn-up",  charge  ("BTU

          Charge")  and (ii) a lease  rate paid in  advance ("Lease Rate").

          The BTU  Charge consists  of an  amount  based upon  the rate  of consumption of the  fuel in the reactor.  During  the term of the

          1991  Lease  Agreement,  Penelec may  revise  the  BTU Charge  to reflect changes in the  anticipated operating life, energy output or utilization  of the Nuclear Material,  as initially estimated.

          To the extent  that Penelec  makes BTU Charge  payments to  TMI-1

          Fuel  Corp.  under  the  1991  Lease  Agreement,  the  amount  of outstanding Acquisition Costs is correspondingly reduced, thereby





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          creating availability  under the  1991 Lease Agreement  for TMI-1

          Fuel Corp. to acquire additional Nuclear Material.

                         (b)  The Lease Rate for  the Existing Notes, which

          is based upon the  unamortized cost of the Nuclear  Material from time to time,  is the  yield adjusted  rate charged  on a  30-day dealer placed commercial paper  issued by a Prudential affiliate,

          as such rate  is in effect from time  to time on the 15th  day of each month, plus .70%.  Penelec is required to make monthly Lease

          Rate payments to TMI-1 Fuel Corp. and to make BTU Charge payments

          beginning  as  of  the  time  fuel  consumption  commences.    At

          September  1, 1995,  Penelec had  approximately $23.2  million of unrecovered Acquisition Costs under the 1991 Lease Agreement at a current Lease Rate of 6.60%.

                    4.   Except as provided below, upon termination of  the

          1991 Lease Agreement, Penelec  is obligated to pay to  TMI-1 Fuel

          Corp. the "Stipulated Casualty Value" of a 25% undivided interest in  any Nuclear  Material  acquired by  TMI-1  Fuel Corp.,  which amount  is designed to reflect the  then unamortized cost thereof plus  all other amounts  which may  be owed  to TMI-1  Fuel Corp.

          However, Penelec would use  its best efforts to dispose  of a 25%

          undivided interest  in such Nuclear  Material on behalf  of TMI-1

          Fuel Corp. to a third party; the proceeds of any such disposition in excess of the Stipulated Casualty Value would be paid to TMI-1

          Fuel Corp.  If the 1991 Lease Agreement is voluntarily terminated by  TMI-1 Fuel  Corp.,  Penelec is  required  to purchase  a  25%

          undivided  interest  in the  Nuclear  Material  but may,  at  its option, do so during  the five-month notice period at  the higher of  (i)  its  then fair  market  value  and  (ii) the  Stipulated



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          Casualty Value.   If Penelec does not exercise such option, or in

          the event  it  elects voluntarily  to  terminate the  1991  Lease

          Agreement, it  would pay TMI-1 Fuel Corp. the Stipulated Casualty

          Value  of the 25% undivided  interest in the  Nuclear Material in

          the manner described above.   If Penelec is unable to  dispose of

          the 25% undivided  interest in  the Nuclear Material  to a  third party upon termination  of the 1991  Lease Agreement, TMI-1  Fuel

          Corp. may then convey  the 25% undivided interest in  the Nuclear

          Material to Penelec.

               New Credit Facility and Proposed Lease Amendment.

                    1.   Under the present lease financing  arrangements, a

          Prudential affiliate issues commercial paper to provide the funds borrowed by TMI-1  Fuel Corp.  to pay the  Acquisition Costs  for

          Nuclear  Material  subject  to  lease.    Under  the  New  Credit

          Facility, TMI-1  Fuel Corp. would  issue and sell  its commercial paper from time to  time to finance acquisition costs  of Nuclear

          Material.    To  reduce   borrowing  costs,  TMI-1  Fuel  Corp.'s

          commercial paper credit would be enhanced through the issuance by

          UBS of letters of credit ("LC's") in an  aggregate face amount of up to  $110 million outstanding  at any time  with a sublimit  of

          $27.5 million with respect  to the 25% undivided interest  in the

          Nuclear Material leased by  Penelec.  The commercial  paper would

          be  evidenced by  commercial paper  notes ("CP  Notes").   The CP

          Notes would be  deposited with a commercial  paper depository and sold to or through a commercial paper dealer.

                    Under the  New Credit Facility, TMI-1  Fuel Corp. would

          enter into  a credit agreement ("New  Credit Agreement") pursuant to which  the Agent  would issue its  LC's and  TMI-1 Fuel  Corp.






          would  agree   to  reimburse   the  Lenders  for   drawings  made

          thereunder.   TMI-1 Fuel Corp.  would also be  entitled to borrow

          under the New Credit Facility to provide for direct borrowings in

          lieu of issuing CP Notes.   To evidence its obligations to  repay

          such direct borrowings, TMI-1  Fuel Corp. will issue and  sell to

          the Lenders  its promissory notes  ("New Notes").   The aggregate

          principal amount of New  Notes outstanding at any time  under the

          New  Credit  Facility would  not exceed  the  lesser of  (a) $110 million ($27.5 million with respect to the 25% undivided interest in  the Nuclear Material leased  by Penelec) less the outstanding principal amount  of  CP Notes  and (b)  the Stipulated  Casualty

          Value of the Nuclear Material  under lease at the time  plus cash on  deposit  in  the  collateral account,  less  the  outstanding principal amount of CP Notes.  The New Credit Facility would have

          an  initial  term   of  three  years,  renewable   on  the  first

          anniversary  thereof and  on each  anniversary thereafter  at the option of the Lenders.

                    The New  Notes  would  be  secured by  the  1991  Lease

          Agreements  with the  GPU Companies,  as proposed  to  be amended and/or restated as described below, and the  Nuclear Material and would  bear  interest at  either an  Alternative  Base Rate  or a

          Eurodollar  Rate.   The  Alternative Base  Rate is  a fluctuating

          annual  rate  equal to  the higher  of  (i) the  Agent's publicly announced prime rate  and (ii) 50 basis points above  the rate on overnight Federal funds transactions  with members of the Federal

          Reserve  System arranged  by Federal  funds brokers.   Eurodollar

          Rate  Notes would bear interest  at the Eurodollar  Rate plus the

          Applicable Margin and would be fixed at the Fuel Company's option



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          for interest periods of 1, 2, 3 or 6 months.  The Eurodollar Rate is  defined  as the  annual interest  rate  for deposits  in U.S.

          dollars as  reported in the Dow Jones  Telerate System or if such rate is not reported, at the LIBOR rate, in each case for the two

          business   day  period  prior  to  such  interest  period.    The

          Applicable  Margin  would range  from  27.5  to 65  basis  points depending on the senior secured long term debt ratings of the GPU

          Companies as  assigned by Standard &  Poor's Corporation, Moody's

          Investors Services  or Duff  & Phelps (collectively,  the "Rating

          Agencies").

                    Under the New Credit  Agreement, TMI-1 Fuel Corp. would

          have  the  right  upon  three  business  days  notice  to  prepay outstanding  New Notes.  In  addition, TMI-1 Fuel  Corp. would be obligated to prepay outstanding New Notes in amounts equal to the sum of  (a) the  cost of the  Nuclear Material consumed  plus any associated finance charges incurred in connection therewith which

          TMI-1 Fuel Corp. is  unable to capitalize (Basic Rent)  in excess of the  interest and principal  payments due  on indebtedness  of

          TMI-1  Fuel Corp. and other costs incurred in connection with the

          Credit  Facility  and  the  certain  related financing  documents

          (Monthly  Debt Service) and (b) the amount received by TMI-1 Fuel

          Corp. related  to a sale  or transfer  (other than  by lease)  of

          Nuclear Material to Penelec or a third party.

                    2.   In connection with the  New Credit Facility, TMI-1

          Fuel Corp. would pay  the following fees in respect  of Penelec's proportionate  interest  in  TMI-1:  (i) an  Arrangement  Fee  of

          $27,500; (ii)  an annual Administration  Fee of  $3,929; (iii)  a

          Commitment Fee based on each Lender's unused commitment under the






          New Credit  Facility ranging from 8  to 20 basis  points per year depending on the senior secured long term debt ratings of the GPU

          Companies  as assigned by the  Rating Agencies; (iv)  a Letter of

          Credit Issuing Fee at a rate of 10 basis points per year based on the  average daily principal amount  of CP Notes  issued by TMI-1

          Fuel Corp. from time to time; and (v) a Letter of Credit Risk Fee at a yearly rate  equal to the Applicable  Margin on the  average daily principal amount  of CP  Notes issued by  TMI-1 Fuel  Corp.

          from time to time.

                    In  addition,   Penelec  has  agreed  to   pay  certain

          transaction  expenses in  connection  with the  execution of  the amended and  restated lease  agreement, the establishment  of the

          New  Credit Facility  and  the consummation  of the  transactions

          contemplated  thereby.   Penelec will  also indemnify  TMI-1 Fuel

          Corp.,  the Trustee  and the  Lenders against  certain liability,

          hazards, contingencies and risks of loss in connection with TMI-1

          Fuel Corp.'s acquisition and lease of a 25% undivided interest in

          Nuclear Material to Penelec.  Penelec would reimburse  TMI-1 Fuel

          Corp.  for all such fees,  expenses and indemnification costs and all such expenses would be paid as additional rent payments under the amended and restated lease agreement.

                    3.   In   connection  with  the  New  Credit  Facility,

          Penelec also  proposes  to  amend  and  restate  the  1991  Lease

          Agreement.   (The 1991 Lease Agreement, as proposed to be amended

          and  restated, is herein referred to as the "Amended and Restated

          Lease  Agreement").   The  Amended and  Restated Lease  Agreement

          would, among other things, reflect (i) a reduction in the maximum aggregate value of  Nuclear Material to be leased thereunder from






          $31.25 million to  $27.5 million; (ii)  the establishment of  the

          New Credit  Facility with UBS,  as agent;  (iii) a change  in the term of the 1991 Lease Agreement from being renewable annually to an initial three year term renewable  annually thereafter, but in no event with  a term  beyond 20  years; and  (iv) certain  other modifications to  the  representations, covenants  and events  of default provisions.  Penelec  would continue to pay a  BTU Charge and a Lease Rate ("Basic Rent") as under the 1991 Lease Agreement although the new Lease Rate would be based on the rates of the CP

          Notes and/or the New  Notes, which Penelec expects will  be lower than  the current Lease Rate.  In addition, Penelec would execute

          a  new   letter  of  representation  to   the  Lenders  regarding

          performance under  the Amended  and Restated Lease  Agreement and preservation of collateral, and  conforming changes would be made

          to  the  Trust  Agreement   and  ancillary  lease  and  financing

          documents, including the Security Agreement.

                    4.   Penelec  proposes  to  enter into  the  new  lease

          arrangement  after   obtaining  the  requisite  action   of  your

          Honorable Commission and the Securities  and Exchange Commission.

                    5.   The  estimated initial  expenses of  entering into

          the new lease arrangements are as follows:



          Filing fee - Securities and Exchange Commission        $   250

          Legal Fees                                              51,250

          Depositary Fee                                             938

          Rating agencies fees and expenses                        8,000

          Trustee fees & expenses                                  1,875

          Miscellaneous expenses                                   4,187






                    Total                                        $66,500

                    6.   An Application on Form U-1  has been filed by  the

          GPU  Companies with  the  Securities and  Exchange Commission  in respect of the new lease arrangement.

                    Exhibits omitted.

















































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                    WHEREFORE,  Pennsylvania  Electric  Company prays  your

          Honorable  Commission  to  register this  Securities  Certificate pursuant to Chapter 19 of the Public Utility Code, as amended.


                                             PENNSYLVANIA ELECTRIC COMPANY


                                             By s/s  W. A. Boquist II
                                             Vice President














































          COMMONWEALTH OF PENNSYLVANIA  :
                                        : ss.
          COUNTY OF BERKS               :

                    W. A.  Boquist II, being  duly sworn according  to law,

          deposes  and says  that he  is a  Vice President  of Pennsylvania

          Electric Company, that  he is  authorized to and  does make  this affidavit for it; and that the facts set forth above are true and correct  to the best of his knowledge, information and belief and he expects to be able to prove the same at any hearing thereof.



                                              /s/ W. A. Boquist II


          Sworn to and subscribed
          before me this 15th day
          of September, 1995.

           /s/ Anita Lois Zawada
































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